Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2006 RESULTS

$51.2 Million Total Product Revenue Increases 28% y-o-y

Net Income $7.0 million : EPS $0.15

XIFAXAN® Achieves 121% y-o-y Growth in Tablets Prescribed

COLAZAL® Pediatric Exclusivity Granted

COLAZAL® Food Effect Application Approved

MOVIPREP® Launched

SANVAR® License Agreement Signed

RALEIGH, NC, November 7, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the quarter ended September 30, 2006.

Total product revenue was $51.2 million for the third quarter of 2006, a year-over-year increase of 28% compared to $40.1 million for the third quarter of 2005. Total product revenue for the first nine months of 2006 was $145.9 million, a year-over-year increase of 40%. XIFAXAN® revenue for the third quarter of 2006 was $15.9 million, a 71% increase compared to the third quarter of 2005, and XIFAXAN revenue for the first nine months of 2006 was $32.9 million, a 79% increase compared to the first nine months of 2005. COLAZAL® generated revenue of $27.0 million for the third quarter of 2006 compared to $28.8 million for the third quarter of

2005. COLAZAL generated revenue of $73.1 million for the first nine months of 2006 compared to $79.4 million for the first nine months of 2005. COLAZAL prescriptions increased 9% and 11% year-over-year for the third quarter and first nine months of 2006, respectively, so the decreases of COLAZAL revenue reflect a draw-down of wholesaler inventories during 2006. Our bowel cleansing franchise, which in the third quarter was comprised of VISICOL®, OSMOPREP™, and MOVIPREP®, generated revenue of $6.6 million for the third quarter of 2006, compared to VISICOL revenue of $3.9 million a year ago when InKine, which we acquired in September 2005, was independent.

Total cost of products sold was $11.7 million for the third quarter and $29.2 million for the first nine months of 2006. Gross margin on total product revenue was 77.2% for the third quarter and 80.0% for the first nine months of 2006, compared to 81.0% and 79.2%, respectively, for the corresponding periods of 2005. Gross margin for the third quarter of 2006 decreased due to the launch of MOVIPREP and adjustments to reserves. Research and development expenses were $10.3 million for the third quarter of 2006, compared to $7.2 million for the prior year period. Research and development expenses were $32.1 million for the first nine months of 2006, compared to $17.2 million for the first nine months of 2005. Selling, general and administrative expenses were $20.7 million for the third quarter of 2006 and $63.5 million for the first nine months of 2006, compared to $16.9 million and $47.9 million, respectively, for the corresponding periods of 2005.

During the third quarter of 2006, in connection with the acquisition of SANVAR, Salix made an up-front payment of $500,000. Including this expense, Salix had net income of $7.0 million, or $0.15 per share, fully diluted, for the third quarter and $17.6 million, or $0.37 per share, fully diluted, for the first nine months of 2006. During the third quarter of 2005, in connection with the InKine merger, Salix recognized a one-time noncash in-process research and development charge of $74 million. Including this charge, Salix had net losses of $66.0 million, or $1.78 per share, fully diluted, for the third quarter and $57.7 million, or $1.57 per share, fully diluted, for the first nine months of 2005.

Cash, cash equivalents and investments were $62.7 million on September 30, 2006. This cash balance was impacted by a $12.0 million milestone payment Salix made to Norgine B.V. during the period as a result of FDA approval of MOVIPREP.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Year-over-year total product revenue growth during the quarter continued to be driven by impressive sales gains for XIFAXAN, as well as our recently-launched bowel cleansing products. During the third quarter of 2006 the Company continued to invest additional resources to expedite key R&D projects, including our ongoing, late-stage clinical trials to expand the XIFAXAN label and our COLAZAL life cycle management program.

“Based upon current run rates, we believe XIFAXAN and COLAZAL wholesaler inventories as of September 30 were between 8 to 10 weeks. For 2006, we continue to expect total Company product revenue will be approximately $205 million, including MOVIPREP, and we continue to expect that we will be able to deliver earnings per share of approximately $0.65, on a fully diluted basis, assuming a 5% tax rate, for 2006.”

“Salix continued to build its ongoing business and position itself for future growth during the third quarter,” stated Carolyn Logan, President and Chief Executive Officer. “XIFAXAN continues to demonstrate impressive gains in underlying demand. The number of XIFAXAN tablets prescribed during the quarter increased 121% compared to the third quarter last year. Early launch performance indicates a strong demand for our two new bowel cleansing agents, OSMOPREP and MOVIPREP. In fact, OSMOPREP prescriptions for the first four months on the market more than doubled our target for the time period. We launched MOVIPREP in mid-October and reports from the field are very positive. COLAZAL also continues to trend well, growing at a rate almost double the growth of the 5-ASA market over the past year. COLAZAL prescriptions grew 9% third quarter 2006 versus third quarter 2005, compared to 5% growth for the 5-ASA market over the same time period. We are very pleased with the underlying sales trends of our products and anticipate that long-term market demand for our products will continue to increase. Our expanding and growing revenue base is serving to lessen our dependence on COLAZAL. COLAZAL revenue as a percentage of total product revenue for the first nine months of the year has decreased from 81% in 2004, to 76% in 2005 to 50% in 2006. We continue to execute our plan to broaden and diversify our revenue base as we build on organic growth from our proprietary products, capitalize on opportunities arising from our broad portfolio of products and indications in late-stage development, and identify additional new product opportunities.

“As expected, interest in XIFAXAN and its potential use in a number of bacteria-related diseases of the gastrointestinal tract continue to increase as new trials are initiated and as study results are published. We are particularly pleased with the publication in the October issue of the Annals of Internal Medicine of the results of Dr. Mark Pimentel’s double-blind, placebo-controlled, 87-patient trial investigating the effectiveness of XIFAXAN in reducing the symptoms of IBS. The Annals is one of the most widely-cited peer-reviewed medical journals in the world, and the inclusion of the work by Mark Pimentel, M.D., Director, GI Motility Program, Cedars-Sinai Medical Center, bodes well for the dissemination of this important work to a wide audience. The American College of Gastroenterology Annual Scientific meeting in October also provided excellent exposure for XIFAXAN. Twenty abstracts presented at the meeting reported findings of trials investigating XIFAXAN in the treatment of a wide range of conditions, including IBS, C. difficile-associated diarrhea, Crohn’s disease and the prevention of travelers’ diarrhea.

“We are making every effort to capitalize on the unique opportunity offered by the launch of our two bowel cleansing agents for colonoscopy – our tablet formulation OSMOPREP and our two-liter liquid formulation MOVIPREP. The Company launched MOVIPREP to physicians in mid-October. We believe MOVIPREP will be a very competitive product in the growing bowel cleansing market. MOVIPREP is unique in that it is the only two-liter agent that does not require the co-administration of a laxative and is the only liquid bowel cleansing agent with ascorbic acid and sodium ascorbate, which serve to increase stool volume. Early reports from the field are very positive and indicate that physicians and patients are pleased to have this new option. OSMOPREP also is receiving a very strong reception among physicians and patients. We believe our efforts to develop and market these two state-of-the-art products demonstrates our commitment to gastroenterologists and their patients. As expected, the availability of our bowel cleansing portfolio is opening doors and broadening exposure for our entire product line.

“COLAZAL continued to demonstrate steady sequential growth during the third quarter, as prescriptions increased 2% compared to the second quarter of 2006. During the third quarter, we took significant steps to strengthen and protect our COLAZAL business. In August the FDA granted COLAZAL additional marketing exclusivity through January 8, 2007 based upon the Agency’s acceptance of pediatric clinical data submitted by the Company earlier in the year. In September the FDA approved a supplemental new drug application that provides for changes to the approved labeling for COLAZAL based upon its pharmacokinetics administered with food as well as sprinkled over food. Currently we are preparing a supplement to our Citizen’s Petition in order to incorporate this new label information. Patient enrollment continued during the quarter in our 1100 mg balsalazide tablet and granulated mesalamine clinical trials, and we anticipate that in the second half of 2007 we will submit regulatory packages seeking marketing approval for these products.

“We are continuously seeking opportunities to expand our product portfolio in order to grow our business and broaden and diversify our revenue base. In September we signed an exclusive license agreement for the marketing rights for SANVAR®. SANVAR is currently undergoing a confirmatory Phase III trial for the treatment of acute esophageal variceal bleeding secondary to portal hypertension. Esophageal variceal bleeding, or EVB, is a life-threatening and frequent complication of late-stage liver cirrhosis. SANVAR, if approved, will be the only approved treatment for EVB in the United States. The acquisition of this product extends Salix’ reach into the hospital-based business sector. The increasing incidence of GI bleed and other serious gastrointestinal diseases serves as a critical factor in the Company’s strategic move into the hospital-based business. The anticipated approval of SANVAR – as well as the anticipated approval of XIFAXAN for the treatment of hepatic encephalopathy and C. difficile-associated diarrhea – create an entrée for Salix to build a hospital sales force. We anticipate launching the hospital sales force at the time of the SANVAR approval. This focused sales force will partner with our office-based representatives to ensure that prescribers, managed care groups, hospital formulary committees and all other relevant parties are fully apprised of the utility and availability of XIFAXAN.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Tuesday, November 7, 2006. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 967-7184 (U.S. and Canada) or (719) 457-2633 (international.) The access code for the call is 6635554. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 6635554.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP® should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP® should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP® administration. Vomiting occurred less frequently.

SANVAR® (vapreotide acetate) is a synthetic octapeptide analogue of the naturally-occurring somatostatin hormone. It has similar pharmacological properties to native somatostatin but exhibits a longer duration of action. It is the only drug to demonstrate statistically significant benefits in the early treatment of EVB in association with endoscopic therapy in a placebo-controlled clinical study (Cales et al. New England Journal of Medicine, 2001). Survival with hemostasis at five days was achieved significantly (p=0.021) more often with SANVAR than with placebo. In patients with control of bleeding at day five, SANVAR significantly (p=0.006) increased hemostasis and survival through day 42. SANVAR can be stored at room temperature, an advantage over products that require refrigeration, allowing more access and immediate administration, which are key benefit in a life-threatening situation.

Salix also markets VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Balsalazide tablets, Granulated Mesalamine and XIFAXAN for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of AAI Properties Inc.

MOVIPREP® is a registered trademark of Velinor A.G.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2006 (unaudited)	September 30, 2005 (unaudited)	September 30, 2006 (unaudited)	September 30, 2005 (unaudited)
Revenues:
Net product revenues	$51,208	$40,052	$145,914	$103,980

Total revenues	51,208	40,052	145,914	103,980
Operating Costs and Expenses:
Cost of products sold	11,672	7,610	29,194	21,654
Fees and costs related to license agreements	896	—	1,096	—
Amortization of intangible assets	1,281	381	3,551	1,143
Research and development	10,293	7,242	32,109	17,198
Selling, general and administrative	20,655	16,862	63,489	47,854
In-process research and development	—	74,000	—	74,000

Total operating costs and expenses	44,797	106,095	129,439	161,849
Income (loss) from operations	6,411	(66,043)	16,475	(57,869)
Interest and other income, net	818	205	1,810	620
Income tax expense	202	189	659	421

Net income (loss)	$7,027	$(66,027)	$17,626	$(57,670)

Net income (loss) per share, basic	$0.15	$(1.78)	$0.38	$(1.57)

Net income (loss) per share, diluted	$0.15	$(1.78)	$0.37	$(1.57)

Weighted average shares outstanding, basic	46,686	37,037	46,531	36,765

Weighted average shares outstanding, diluted	48,261	37,037	48,289	36,765

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2006 (unaudited)	December 31, 2005 (audited)
Assets
Cash, cash equivalents and investments	$62,728	$68,182
Accounts receivable, net	44,782	38,852
Inventory, net	24,025	23,164
Other assets	165,689	152,274

Total Assets	$297,224	$282,472

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$35,968	$42,619

Total liabilities	35,968	42,619
Common stock	47	46
Additional paid-in-capital	388,056	384,959
Other comprehensive loss	—	(679)
Accumulated deficit	(126,847)	(144,473)

Total stockholders’ equity	261,256	239,853

Total Liabilities and Stockholders’ Equity	$297,224	$282,472

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include potential generic and other competition, risks of regulatory review and clinical trials, management of rapid growth, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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